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                                  [LETTERHEAD]


                                    June 10, 1997




Board of Directors                          Board of Directors
Western Interstate Bancorp                  FIRSTPLUS Financial
Tustin, California                            Group, Inc.
                                            Dallas, Texas


Gentlemen:


You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") regarding certain federal income tax and state income and franchise tax consequences of the merger of Western Interstate Bancorp ("WIB") with Western Interstate Acquisition, Inc. ("WIA"), a wholly-owned subsidiary of FIRSTPLUS Financial Group, Inc., formerly known as RAC Financial Group, Inc. ("FPFG"). In preparing this opinion letter, KPMG has relied in part upon certain factual descriptions provided in the Agreement and Plan of Merger dated as of February 19, 1997 (the "Plan") by and between the addressees hereto, as well as the facts and representations which are made to KPMG as provided below under the headings STATEMENT OF FACTS and REPRESENTATIONS. Specifically, you have requested us to opine the following:

1. The form and substance of the merger of WIA with and into WIB constitutes a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (hereinafter, all section references are to the Internal Revenue Code of 1986 unless otherwise indicated).

2. WIA will not recognize any gain or loss upon the transfer of its assets to WIB in exchange for WIB stock and the assumption by WIB of the liabilities, if any, of WIA.

3. WIB will not recognize any gain or loss on the receipt by it of the assets of WIA solely in exchange for WIB stock.

4. No gain or loss will be recognized to FPFG on the exchange of WIA stock solely for WIB stock.

5. The basis of the assets of WIA in the hands of WIB will be the same as the basis of those assets in the hands of WIA immediately prior to the merger.

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6.   The holding period of the assets of WIA acquired by WIB in the merger will include the holding period of those assets in the hands of WIA immediately prior to the exchange.

7. Based on Regulation Section 1.358-6(c), the basis of the stock of WIB owned by FPFG after the transaction will equal the sum of (i) FPFG's basis in the stock of WIA immediately before the merger, plus (ii) WIB's net basis in its assets immediately before the merger, or at the election of FPFG, the basis in the stock of WIB in the hands of the WIB shareholders immediately before the proposed transaction.

8. WIB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WIA as of the date or dates of transfer. Any deficit in earnings and profits of either WIA or WIB will be used only to offset earnings and profits accumulated after the date or dates of transfer.

9. No gain or loss will be recognized to shareholders of WIB upon the exchange of WIB stock solely for the FPFG voting common stock pursuant to the merger.

10. The basis of the FPFG Common Stock received by the shareholders of WIB in the merger will be the same as the basis of the WIB stock surrendered in exchange therefor.

11. With respect to each shareholder of WIB, the holding period of the FPFG Common stock received by the shareholders of WIB will include the period during which the WIB stock surrendered therefor was held, provided the stock of WIB is a capital asset in the hands of each such shareholder of WIB on the date of the merger.

12. Any of WIB's common shareholders who exercise their statutory dissenters rights against the merger and receive only cash in exchange for their Stock (Dissenters), and who as a result of the transaction own no FPFG common stock directly, indirectly, or constructively, will be treated as receiving cash in redemption of and in complete termination of their stock interest in WIB, provided WIB is not a collapsible corporation as defined in
     Section 341(b). Gain or loss will be calculated based on cash received less the shareholders tax basis in the WIB stock given up in the merger. See Rev. Rul. 75-515, 1975-2 CB 117.

13. Any dissenting shareholders who receive cash in exchange for their WIB Common Stock and who directly, indirectly, or constructively own FPFG common stock as a result of the transaction shall have gain or income, if any, in an amount not in excess

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     of the cash received.  As stated in number 12 above, cash received by a dissenting WIB shareholder is treated as having been received in redemption of WIB shares. Whether such redemption transaction qualifies for sale or exchange treatment or is treated as a dividend is determined on a shareholder by shareholder basis applying the rules of Section 302, including, apparently, the attribution rules of Section 318. Such WIB shareholders should consult their own tax advisors.

                              STATEMENT OF FACTS

FPFG is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada. FPFG is a financial services holding company. FPFG's common stock is traded over-the-counter and is quoted on the National Association of Securities Dealers Automated Quotation System.

FPFG was formerly known as, and is considered the same legal entity as, RAC Financial Group, Inc.

The authorized capital stock of the FPFG consists solely of common stock, par value $.01 per share ("FPFG Common Stock"), of which 29,033,369 shares were outstanding as of December 31, 1996. Each share of FPFG Common Stock has one vote.

WIA is a newly-formed Nevada corporation organized as a wholly-owned subsidiary of FPFG. WIA was incorporated solely for the purpose of effecting the proposed transaction as described below and will not conduct any actual business after its incorporation, therefore, at the time of the proposed merger, it will have no other assets other than the amount with which it is originally capitalized by FPFG and it will have no liabilities.

WIB is duly organized and validly existing as a corporation in good standing under the laws of the State of California. WIB is a financial institutions holding company organized for the primary purpose of holding all the outstanding shares of Citizens Thrift & Loan Association ("Citizens"), a California industrial loan company. WIB also owns Citizens Group, Inc., which acts as a trustee on deeds of trust securing Citizens' real estate loans. Citizens is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC").

The authorized capital stock of the WIB consists solely of one class of common stock ("WIB Common Stock"), of which 1,211,156 shares were outstanding as of December 31, 1996.

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For valid business purposes, FPFG and WIB want to combine their businesses.  In order to reach that result, the following transaction is proposed.

1. Pursuant to an acquisition agreement and plan of merger dated February 19, 1997, by and among FPFG (formerly known as RAC Financial Group, Inc.), WIA and WIB, WIA will merge with and into WIB, with WIB surviving the merger, in accordance with all applicable provisions of federal law and the laws of the states of Nevada and California as may be applicable.

2. On the effective date of the merger, each one of the WIB common shares outstanding as of the effective date of the merger (except for Dissenting Shares) shall be converted into the right to receive such fraction of a share of FPFG Common Stock as is equal to the decimal determined by dividing (i) "FPFG Share Number" (as defined below) by (ii)(A) the number of WIB common shares outstanding as of the effective date plus (B) the number of WIB common shares issuable upon exercise of all Existing Stock Rights (as defined in paragraph 5 below) as of the effective date (the "Conversion Ratio"). The term FPFG Share Number means the number determined by dividing (i) two times the December 31, 1996 "book value per share" of WIB, by the "Fair Market Value of the FPFG Common Stock." The term "Fair Market Value of the FPFG Common Stock" means the average closing price per share of the FPFG Common Stock on the NASDAQ National Market as reported in the Wall Street Journal for the ten trading days prior to the date that is (2) calendar days prior to the Closing Date.

3. No fractional shares of FPFG Common Stock shall be issued in the merger, but rather the total number of shares to be received by each WIB Shareholder shall be rounded up to the next whole number of shares (the "Merger Consideration"). Upon the surrender by a WIB shareholder, other than a dissenting shareholder, of the certificates representing WIB common shares, FPFG shall deliver to each WIB shareholder certificates representing the number of shares equal to such WIB shareholder's pro rata portion (based upon such WIB shareholder's percentage interest immediately prior to the effective date) of the Merger Consideration.

4. At the effective date, FPFG shall assume all of WIB's rights and obligations with respect to certain outstanding stock options (the "Existing Stock Rights") held by employees and directors of WIB. Immediately following the assumption, FPFG shall substitute new options (each of which shall be a non-qualified stock option) for such Existing Stock Rights to be granted under FPFG's option plan for employees of acquired companies with vesting terms matching those contained in the Existing Stock Rights at the effective date. The periodic vesting schedules of the Existing

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     Stock Rights shall be matched and the optionholders shall have a period of not less than one year following termination of their employment within which to exercise the new options. Each new option evidences the right to purchase the number of shares of FPFG common stock equal to the product (rounded up or down as appropriate to the next whole dollar) of
     (i) the number of WIB common shares covered by the Existing Stock Right immediately prior to the effective date, multiplied by (ii) the Conversion Ratio (as defined in paragraph 4 above). The exercise price of such new option for each share of Common Stock to which it is subject shall be equal to the quotient obtained by dividing (i) the per share exercise price for WIB common shares subject to the Existing Stock Right immediately prior to the effective time by (ii) the Conversion Ratio.

5. WIB will not grant any options, warrants or other rights to acquire capital stock or securities of WIB under any plan or otherwise after the date of the Agreement and Plan of Merger.

6. All expenses incurred by FPFG, WIA and WIB shall be borne by the party which incurred the expenses. Expenses shall include all out-of-pocket expenses, including fees and expenses of counsel, accountants, investment bankers, experts and consultants incurred in connection with the authorization, preparation, negotiation, execution and performance of the Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the reorganization.

                                   REPRESENTATIONS

KPMG is relying upon the following representations made to KPMG by the management of FPFG and WIB in rendering the opinions contained herein. It is understood that KPMG has not independently verified the accuracy of any of these representations.

(a) At least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by each of WIA and WIB immediately preceding the merger, will be held by WIB upon consummation of the merger. For purposes of this assumption, amounts paid by WIB to dissenters, amounts used by WIB to pay costs of the reorganization, and all redemptions, and distributions (except for regular, normal dividends) made by WIB will be included as assets of WIB immediately prior to the reorganization.

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(b)  In the merger, shares of the WIB common stock representing control of WIB, as defined in section 368(c), will be exchanged solely for voting stock of the FPFG. For purposes of this assumption, shares of the WIB stock exchanged for cash or property originating with FPFG will be treated as outstanding WIB stock on the date of the transaction.

(c) There is no intercorporate debt existing between FPFG and WIB that was issued, acquired, settled or will be settled at a discount.

(d) The fair market value of the FPFG voting common stock to be received by each of the WIB shareholders in the merger is approximately equal, in each instance, to the fair market value of the WIB common stock exchanged therefor.

(e) There is no plan or intention by the WIB shareholders to sell or otherwise dispose of any FPFG voting stock received by them in the transaction which would reduce their ownership of FPFG voting stock to a number of shares having, in the aggregate, a fair market value as of the date of the transaction of less than 50 percent of the fair market value of the formerly outstanding stock of WIB as of the date of the transaction. For purposes of this assumption, the sale, redemption or other disposition of stock occurring prior or subsequent to the exchange which is part of the reorganization will be considered in determining whether there will be a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

(f) Prior to the transaction, FPFG will be in control of WIA within the meaning of section 368(c) of the Code. Additionally, following the proposed transaction, WIB will not issue additional shares of its stock or create any new classes of WIB stock that would cause FPFG to lose control within the meaning of Section 368(c).

(g) WIB will not have any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in WIB if exercised or converted, which would affect FPFG's acquisition or retention of control of WIB as defined in Section 368(c).

(h) FPFG and WIB have no intention of selling or disposing any of the assets of WIB subsequent to the merger other than in the ordinary course of business. FPFG plans to continue to actively operate the business conducted by WIB prior to the merger and FPFG has no plan or intention to liquidate WIB or cause it to merge with any other corporation.

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(i)  FPFG has no plan or intention to redeem or otherwise reacquire any of its voting stock to be issued in the proposed merger.

(j) No two parties to the merger are investment companies within the meaning of such term as used in Section 368(a)(2)(F)(iii) and (iv).

(k) The fair market value of the assets of WIB will exceed its liabilities on the effective date of the merger.

(l) None of the FPFG Common Stock being issued to the WIB shareholders will represent compensation for past or future services. The compensation to be paid to WIB officers and employees who are stockholders employed following the merger will not be part of the consideration paid for their WIB common stock and will be commensurate, in each instance, with past or future services.

(m) FPFG does not own, nor has it owned during the past five years, any shares of the common stock of WIB, and will acquire none prior to the transaction.

(n) WIB is not under the jurisdiction of a court in a title 11, or similar case within the meaning of Section 368(a)(3)(A) of the code.

(o) The liabilities of WIA, if any, assumed by WIB and the liabilities to which the transferred assets of WIA are subject were incurred by WIA in the ordinary course of business.

(p) The rounding up of the FPFG Common Stock to the next whole share in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to FPFG of issuing fractional shares and does not represent separately bargained for consideration.

(q) FPFG was formerly known as, and is considered the same legal entity as, RAC Financial Group, Inc.

(r) The sole consideration to be received by the WIB shareholders in the merger will be shares of FPFG Common Stock.

                                     DISCUSSION

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Section 368(a)(2)(E) in general, provides that a transaction otherwise qualifying as a statutory merger under Section 368(a)(1)(A) will not be disqualified by reason of the fact that stock of a corporation ("controlling corporation") which before the merger was in control of the merged corporation is used in the transaction if (1) after the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (2) in the transaction, former shareholders of the surviving corporation exchange, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

Section 368(a)(2)(E)(ii) requires that, in the transaction, former shareholders of the surviving corporation exchange for voting stock of the controlling corporation, an amount of stock which constitutes control of the surviving corporation. Control for this purpose is defined in Section 368(c) as the direct ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock. The amount of stock constituting control is measured immediately before the transaction. See Treasury Regulation (Reg.)
Section 1.368-2(j)(3)(i). Accordingly, if more than 20 percent of the outstanding stock of the surviving corporation is acquired with consideration other than voting stock of the controlling corporation, the transaction will not qualify under Section 368(a)(2)(E).

Section 368(a)(2)(E)(i) requires that after the transaction, the surviving corporation must hold substantially all of its properties and substantially all of the properties of the merged corporation. The term "substantially all" has the same meaning as the phrase is used in Section 368(a)(1)(C). See Reg. Section 1.368-2(j)(3)(iii). Section 368(a)(1)(C) and the regulations promulgated thereunder do not define what constitutes "substantially all the properties" of a corporation. The Service has established a safe harbor quantitative test as to the amount of assets of a corporation that will satisfy the substantially all the properties requirement for purposes of obtaining a private letter ruling. Under Rev. Proc. 77-37, 1977-2 C.B. 568, the "substantially all" requirement is satisfied only if the acquiring corporation acquires properties of the transferor corporation representing at least 90 percent of the fair market value of the net assets and at least 70 percent of fair market value of the gross assets held by the transferor corporation immediately prior to the reorganization. The "ninety/seventy" guidelines are arbitrary percentages selected by the Service that do not represent judicial interpretations of the meaning of the phrase "substantially all of the properties" under various subdivisions of Section
368. See LOUIS F. VIERECK V. UNITED STATES, 83-2 U.S.T.G. para. 9664 (C1. Cts.), RALPH C. WILSON, SR. 46 T.C. 334 (1966), JOHN G. MOFFAT 42 T.C. 558, 363 F.2d 860 (9th Cir. 1966) (aff'g T.C.) 66-2 U.S.T.C. para. 9498, JAMES
ARMOUR, INC., 43 T.C. 295 (1964).

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What constitutes "substantially all of the properties" in a nonruling situation depends upon the facts and circumstances in each case rather than upon any particular percentage. See Rev. Rul. 57-518, 1957-2 C.B. 253. The Service is of the view that the substantially all properties requirement applies separately to each trade or business of the transferor corporation.

In the present merger, it has been represented to KPMG that at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets which WIB holds immediately preceding the merger will be held by WIB upon consummation of the merger, so it appears the substantially all test of Section 368(a)(2)(E)(i) will be met.

Requisite to a reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) are a continuity of the business enterprise under the modified corporate form and a continuity of interest in the corporation surviving the merger on the part of those persons who directly or indirectly were the owners of the merged corporation prior to the reorganization. See Reg.
Section 1.368-1(b). The term reorganization does not embrace the mere purchase by one corporation of the properties of another. See Reg. Section 1.368-2(a).

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business or use a significant portion of the transferor's historic business assets. See Reg.
Section 1.368-1(d).

The Regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of interest requirement. Prior to its adoption of its current policy that it will not issue "comfort rulings" regarding certain corporate reorganizations, the Service promulgated a definite test as to the amount of consideration necessary to satisfy the continuity of interest requirement for purposes of obtaining a private letter ruling. Under Rev. Proc. 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Reg. Section 1.368-1(b) was satisfied if:

          [T]here is continuing interest through stock ownership in the acquiring or transferee corporation . . . on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporations as of the same date. It is not

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          necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring or transferor corporation . . . , which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation . . . which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent test of Rev. Proc. 77-37, supra., does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Reg. Section 1.368-1(b). In other words, the surrender of a capital stock ownership of less than 50 percent of the stock of the acquired corporation does not in itself mark a discontinuity of interest. The Supreme Court in JOHN A. NELSON CO. V. HELVERING, 296 U.S. 374 (1935), 36-1 U.S.T.C. para. 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation. See Rev. Rul 61-156, 1961-2 C.B. 62.

In the present merger, it appears that the continuity of interest test should be met, even under the guidelines of Rev. Proc. 77-37. See Representations
(d), (e) and (r).

The WIB common stock being acquired from dissenting shareholders with consideration furnished by WIB as the surviving corporation will not be considered as outstanding WIB common shares immediately before the transaction and will not be included for purposes of determining control as defined in Section 368(c). See Reg. Section 1.368-2(j)(3)(i) and (j)(7), example 2.

Section 354(a)(1) provides, in part, that no gain or loss will be recognized if stock in a corporation a party to a reorganization is, in pursuance of the plan of reorganization, exchanged solely for stock in such corporation or in another corporation a party to the reorganization. For purposes of Section 354, stock rights or warrants are not included in the term "stock." See Reg.
Section 1.354-1(e).

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Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which Section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the other property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of WIB will be treated as a dividend. See Section 356(a)(2). No loss will be recognized on the exchange. See Section 356(c).

Any dissenting shareholder of WIB who receives only cash in exchange for the WIB stock, and who, as a result of the transaction, owns no FPFG common stock directly, indirectly, or constructively, is treated as having received such cash as a redemption in complete termination of his or her interest within the meaning of Section 302(a), as a distribution in full payment in exchange for the WIB stock.

Under the provisions of Section 358(a)(1) and 1223(1), the shareholders of WIB will have a basis and holding period for the FPFG stock received in the merger that will be the same as the basis and holding period of the WIB stock surrendered, provided in the case of the holding period, that the stock surrendered was held as a capital asset on the date of the merger.

Under the provisions of Section 362(b) and 1223(2), the basis and holding period of the assets of WIA in the hands of WIB will be the same as the basis and holding period of the assets in the hands of WIA immediately prior to the merger. Additionally, no gain or loss will be recognized by WIA on the transfer of its assets to WIB in exchange for the WIB stock. See Sections 361(a) and 357(a).

Pursuant to Section 381(a)(2), WIB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, as the case may be, of WIA and any deficit in earnings and profits of WIA or WIB shall be used only to offset earnings and profits accumulated after the date of transfer pursuant to Section 381(c)(2).

This transaction should not result in any additional net income taxes for purposes of California, where WIB is incorporated and conducts its business, and Nevada, where FPFG is incorporated.

California Revenue and Taxation Code Sections 17321, 18151, 24451 and 24990 incorporate the relevant sections of the Internal Revenue Code discussed in this opinion letter. Thus, as provided by the federal code as discussed above, the basis and the holding period will carryover, and there will be no gain or loss on the receipt by the WIB

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shareholders of FPFG stock in exchange for the surrender and cancellation of their respective stock interests in WIB.

From a California corporate taxation standpoint, WIB is taxed under the provisions of Section 23181 of the California Revenue and Taxation Code. Thus, WIB both before and after the merger will be subject to a franchise tax principally determined under generally accepted accounting principles ("GAAP").

From a Nevada corporate taxation standpoint, Nevada does not have a corporate income or franchise tax. Thus, there will be no additional Nevada income taxation as a result of this transaction.

Based solely upon the foregoing facts and representations, as well as the Plan, KPMG renders the following opinions with respect to the Federal income and California franchise and income tax consequences of the proposed transaction:

1. The form and substance of the merger of WIA with and into WIB will constitute a tax-free reorganization under Section 368(a)(1)(A) and
     Section 368(a)(2)(E) of the Code.

2. WIA will not recognize any gain or loss upon the transfer of its assets to WIB in exchange for WIB stock and the assumption by WIB of the liabilities, if any, of WIA.

3. WIB will not recognize any gain or loss on the receipt by it of the assets of WIA solely in exchange for WIB stock.

4. No gain or loss will be recognized to FPFG on the exchange of WIA stock solely for WIB stock.

5. The basis of the assets of WIA in the hands of WIB will be the same as the basis of those assets in the hands of WIA immediately prior to the merger.

6. The holding period of the assets of WIA acquired by WIB in the merger will include the holding period of those assets in the hands of WIA immediately prior to the exchange.

7. Based on Regulation Section 1.358-6(c), after the proposed transaction, the basis of the stock of WIB owned by FPFG will equal the sum of (i) FPFG's basis in the stock of WIA immediately before the merger, plus (ii) WIB's net basis in its assets immediately before the merger, or at the election of FPFG, the basis in the stock of

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     WIB in the hands of the WIB shareholders immediately before the proposed transaction.

8. WIB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WIA as of the date or dates of transfer. Any deficit in earnings and profits of either WIA or WIB will be used only to offset earnings and profits accumulated after the date or dates of transfer.

9. No gain or loss will be recognized to shareholders of WIB upon the exchange of WIB stock solely for the FPFG voting common stock pursuant to the merger.

10. The basis of the FPFG Common Stock received by the shareholders of WIB in the merger will be the same as the basis of the WIB stock surrendered in exchange therefor.

11. With respect to each shareholder of WIB, the holding period of the FPFG Common stock received by the shareholders of WIB will include the period during which the WIB stock surrendered therefor was held, provided the stock of WIB is a capital asset in the hands of each such shareholder of WIB on the date of the merger.

12. Any of WIB's common shareholders who exercise their statutory dissenters rights against the merger and receive only cash in exchange for their Stock (Dissenters), and who as a result of the transaction own no FPFG common stock directly, indirectly, or constructively, will be treated as receiving cash in redemption of and in complete termination of their stock interest in WIB, provided WIB is not a collapsible corporation as defined in
     Section 341(b). Gain or loss will be calculated based on cash received less the shareholders tax basis in the WIB stock given up in the merger. See Rev. Rul. 75-515, 1974-2 CB 118.

13. Any dissenting shareholders who receive cash in exchange for their WIB Common Stock and who directly, indirectly, or constructively own FPFG common stock as a result of the transaction shall have gain or income, if any, in an amount not in excess of the cash received. As stated in number 12 above, cash received by a dissenting WIB shareholder is treated as having been received in redemption of WIB shares. Whether such redemption transaction qualifies for sale or exchange treatment or is treated as a dividend is determined on a shareholder by shareholder basis applying the rules of Section 302, including, apparently, the attribution rules of Section 318. Such WIB shareholders should consult their own tax advisors.

KPMG Peat Marwick LLP

Board of Directors
June 10, 1997
Page 14


THE OPINIONS EXPRESSED IN THIS LETTER ARE RENDERED ONLY WITH RESPECT TO THE SPECIFIC MATTERS DISCUSSED HEREIN, AND WE EXPRESS NO OPINION WITH RESPECT TO ANY OTHER FEDERAL OR STATE INCOME TAX ASPECT OR LEGAL ASPECT OF THIS TRANSACTION.
IF ANY OF THE ABOVE-STATED FACTS, CIRCUMSTANCES, OR REPRESENTATIONS ARE NOT ENTIRELY COMPLETE OR ACCURATE, IT IS IMPERATIVE THAT WE BE INFORMED IMMEDIATELY, AS THE INACCURACY OR INCOMPLETENESS COULD HAVE A MATERIAL EFFECT ON OUR CONCLUSIONS.

IN RENDERING OUR OPINION, WE ARE RELYING UPON THE RELEVANT PROVISIONS OF THE NEVADA CODE AS AMENDED TO DATE, THE CALIFORNIA REVENUE AND TAXATION CODE AS AMENDED TO DATE, THE INTERNAL REVENUE CODE OF 1986 AS AMENDED, THE REGULATIONS THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE OR MODIFICATION BY SUBSEQUENT LEGISLATIVE, REGULATORY, ADMINISTRATIVE, OR JUDICIAL DECISIONS. ANY SUCH CHANGE OR MODIFICATION COULD ALSO HAVE AN EFFECT ON THE VALIDITY OF OUR OPINION. UNLESS SPECIFICALLY REQUESTED OTHERWISE, KPMG WILL NOT UPDATE THESE OPINIONS FOR ANY SUBSEQUENT CHANGES OR MODIFICATIONS TO ANY LAW OR REGULATION OR TO THE JUDICIAL OR ADMINISTRATIVE INTERPRETATIONS THEREOF. THE OPINIONS CONTAINED HEREIN ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, ANY OTHER TAX AUTHORITY OR ANY COURT, AND NO ASSURANCE CAN BE GIVEN THAT A POSITION CONTRARY TO THAT EXPRESSED HEREIN WILL NOT BE ASSERTED BY A TAX AUTHORITY.


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                                       KPMG Peat Marwick LLP